Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 14, 2014

$[—] Buffered Return Enhanced Notes due April 30, 2018 Linked to the Performance of an Equity Basket Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	April 25, 2014

Issue Date:	April 30, 2014

Final Valuation Date*:	April 25, 2018

Maturity Date**:	April 30, 2018

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	An unequally weighted basket (the “Basket”) comprised of the following exchange-traded funds (each of which are referred to as a “Basket Component” or “ETF” and collectively as the “Basket Components” or “ETFs”) with each Basket Component having the weighting noted below:

Basket Component	Bloomberg Service Page	Basket Component Weight	Initial Basket Component Value
iShares® MSCI EAFE Index Fund (the “MSCI EAFE ETF”)	EFA UP <Equity>	46.00%	[—]
SPDR® S&P MIDCAP 400® ETF Trust (the “MDY ETF”)	MDY UP <Equity>	23.00%	[—]
iShares® Russell 2000® ETF (the “Russell 2000 ETF”)	IWM UP<Equity>	19.00%	[—]
iShares® MSCI Emerging Markets ETF (the “MSCI EM Markets ETF”)	EEM UP <Equity>	12.00%	[—]

Upside Leverage Factor:	[1.85 – 2.05]*** *** The actual Upside Leverage Factor will be determined on the Initial Valuation Date and will not be less than 1.85.

Downside Leverage Factor:	1.3333

Buffer Percentage:	25.00%

Payment at Maturity:

If you hold your Notes to maturity, you will receive a payment at maturity (in each case, subject to our credit risk) per $1,000 principal amount Note that you hold calculated as follows:

•       If the Final Basket Return is greater than or equal to -25.00%:

$1,000 + [$1,000 × Average Basket Return × Upside Leverage Factor]

•       If the Final Basket Return is less than -25.00%:

$1,000 + [$1,000 × (Final Basket Return + Buffer Percentage) × Downside Leverage Factor] + [$1,000 × (Average Basket Return × Upside Leverage Factor)]

In such a scenario, the return on your Notes will be negative if the Average Basket Return multiplied by the Upside Leverage Factor does not offset the product of the Downside Leverage Factor multiplied by the sum of the Final Basket Return and the Buffer Percentage. You may lose some or all of your principal at maturity, even if the Average Basket Return is positive.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$[—]	$[—]	$[—]	$[—]

‡	Investors that hold their notes in fee-based advisory accounts or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $945.00 and $976.80 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-9 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary Terms, Continued

Observation Dates*:	Quarterly, on the 25th day of each July, October, January and April (or if such day is not a scheduled Trading Day, the next following scheduled Trading Day), beginning on July 25, 2014 and ending on April 25, 2018 (the Final Valuation Date).

Final Basket Return:

The Final Basket Return will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Final Weighted Basket Component Return for each Basket Component. The Final Weighted Basket Component Return for each Basket Component will be determined as follows:

Average Basket Return:

The Average Basket Return will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Average Weighted Basket Component Return for each Basket Component, subject to a minimum Average Basket Return of 0.00%. The Average Weighted Basket Component Return for each Basket Component will be determined as follows:

In no circumstance will the Average Basket Return be less than 0.00%.

Initial Basket Component Value:	With respect to each Basket Component, the Closing Price of such Basket Component on the Initial Valuation Date, as noted in the table above.

Final Basket Component Value:	With respect to each Basket Component, the Closing Price of such Basket Component on the Final Valuation Date.

Average Basket Component Value:	With respect to each Basket Component, the arithmetic average of the Closing Price of such Basket Component on each of the 16 quarterly Observation Dates.

Closing Price:	With respect to an ETF on any Trading Day, the official closing price per share of the exchange traded fund as displayed on the respective Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing price per share of an ETF will be based on the alternate calculation of the ETF as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Trading Day:	A day that is a scheduled trading day with respect to all of the Basket Components. The term “scheduled trading day” with respect to an ETF has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplements.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UCE2 / US06741UCE29

*	Subject to postponement in the event of a market disruption event and as described under “Selected Purchase Considerations—Market Disruption Events” in this preliminary pricing supplement.
**	Subject to postponement for in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” in the prospectus supplement and “Selected Purchase Considerations—Market Disruption Events” in this preliminary pricing supplement.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated value of the Notes referenced above may not correlate on a linear basis with the range of the Upside Leverage Factor term set forth in this preliminary pricing supplement. We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-9 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-4

HYPOTHETICAL AMOUNTS PAYABLE AT MATURITY

The following examples illustrate hypothetical payments at maturity on the Notes assuming a range of hypothetical Average Basket Returns and Final Basket Returns. The hypothetical Average Basket Returns and Final Basket Returns set forth below are for illustrative purposes only and are not estimates or forecasts of the Final Basket Component Return (as defined below), the Average Basket Component Return (as defined below), Final Basket Return, Average Basket Return or the Closing Price of any Basket Component on any Trading Day during the term of the Notes. As such, the examples below do not reflect the actual return applicable to a purchaser of the Notes.

The numbers in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

•	Hypothetical Initial Basket Component Value with respect to each Basket Component: 100.00*

•	Upside Leverage Factor: 1.85

•	Downside Leverage Factor: 1.3333

•	Buffer Percentage: 25.00%

*	The hypothetical Initial Basket Component Value of 100.00 for each Basket Component has been chosen for illustrative purposes only and does not represent an actual likely Initial Basket Component Value for any Basket Component. The actual Initial Basket Component Value for each Basket Component will equal the Closing Price of such Basket Component on the Initial Valuation Date. For more information about recent historical prices of each Basket Component, please see “Information About the Basket and the Basket Components” below.

Example 1 – Calculation of the Payment at Maturity where the Final Basket Return is greater than or equal to -25.00% (and the Average Basket Return is positive)

Basket Component	Initial Basket Component Value	Final Basket Component Value	Average Basket Component Value	Basket Component Weight	Final Basket Component Return(1)	Average Basket Component Return (2)
MSCI EAFE ETF	100.00	95.00	105.00	46.00%	-5.00%	5.00%
MDY ETF	100.00	90.00	110.00	23.00%	-10.00%	10.00%
Russell 2000 ETF	100.00	85.00	115.00	19.00%	-15.00%	15.00%
MSCI EM ETF	100.00	80.00	105.00	12.00%	-20.00%	20.00%

(1)	The Final Basket Component Return for each Basket Component is equal to the performance of the Basket Component from the Initial Basket Component Value to the Final Basket Component Value and calculated as follows: (Final Basket Component Value – Initial Basket Component Value) / Initial Basket Component Value. For each Basket Component, the Final Basket Component Return multiplied by the respective Basket Component Weight is equal to the Final Weighted Basket Component Return. The sum of the Final Weighted Basket Component Return for each Basket Component will equal the Final Basket Return.
(2)	The Average Basket Component Return for each Basket Component is equal to the performance of the Basket Component from the Initial Basket Component Value to the Average Basket Component Value and calculated as follows: (Average Basket Component Value – Initial Basket Component Value) / Initial Basket Component Value. For each Basket Component, the Average Basket Component Return multiplied by the respective Basket Component Weight is equal to the Average Weighted Basket Component Return. The sum of the Average Weighted Basket Component Return for each Basket Component will equal the Average Basket Return.

Final Basket Return:	(46.00% × -5.00%) + (23.00% × -10.00%) + (19.00% × -15.00%) + (12.00% × -20.00%) =
-2.30% + -2.30% + -2.85% + -2.40% = -9.85%

Average Basket Return:	(46.00% × 5.00%) + (23.00% × 10.00%) + (19.00% × 15.00%) + (12.00% × 20.00%) =
2.30% + 2.30% + 2.85% + 2.40% = 9.85%

Given that the Final Basket Return is greater than or equal to -25.00%, the payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Average Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 9.85% × 1.85] = $1,182.23

As such, on a $1,000 principal amount Note, when the Final Basket Return is greater than or equal to -25.00%, a 9.85% Average Basket Return results in a payment at maturity of $1,182.23, a 18.23% return on the Notes.

PPS-5

Example 2 – Calculation of the Payment at Maturity where the Final Basket Return is greater than or equal to -25.00% (and the Average Basket Return is equal to 0.00%)

Basket Component	Initial Basket Component Value	Final Basket Component Value	Average Basket Component Value	Basket Component Weight	Final Basket Component Return	Average Basket Component Return
MSCI EAFE ETF	100.00	135.00	95.00	46.00%	35.00%	-5.00%
MDY ETF	100.00	120.00	90.00	23.00%	20.00%	-10.00%
Russell 2000 ETF	100.00	125.00	85.00	19.00%	25.00%	-15.00%
MSCI EM ETF	100.00	110.00	95.00	12.00%	10.00%	-5.00%

Final Basket Return:	(46.00% × 35.00%) + (23.00% × 20.00%) + (19.00% × 25.00%) + (12.00% × 10.00%) =
16.10% + 4.60% + 4.75% + 1.20% = 26.65%

Average Basket Return:	(46.00% × -5.00%) + (23.00% × -10.00%) + (19.00% × -15.00%) + (12.00% × -5.00%) =
-2.30% + -2.30% + -2.85% + -0.60% = -8.05%, however, the minimum Average Basket Return is 0.00%

Given that the Final Basket Return is greater than or equal to -25.00%, the payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Average Basket Return × Upside Leverage Factor]

$1,000 + [$1,000 × 0.00% × 1.85] = $1,000.00

As such, on a $1,000 principal amount Note, when the Final Basket Return is greater than or equal to -25.00%, although the Final Basket Return is 26.65%, a 0.00% Average Index Return results in a payment at maturity of $1,000.00, a 0.00% return on the Notes.

Example 3 – Calculation of the Payment at Maturity where the Final Index Return is less than -25.00% (and the Average Index Return is positive and sufficient to offset the negative Final Index Return)

Basket Component	Initial Basket Component Value	Final Basket Component Value	Average Basket Component Value	Basket Component Weight	Final Basket Component Return	Average Basket Component Return
MSCI EAFE ETF	100.00	75.00	115.00	46.00%	-25.00%	15.00%
MDY ETF	100.00	70.00	120.00	23.00%	-30.00%	20.00%
Russell 2000 ETF	100.00	65.00	115.00	19.00%	-35.00%	15.00%
MSCI EM ETF	100.00	70.00	115.00	12.00%	-30.00%	15.00%

Final Basket Return:	(46.00% × -25.00%) + (23.00% × -30.00%) + (19.00% × -35.00%) + (12.00% × -30.00%) =
-11.50% + -6.90% + -6.65% + -3.60% = -28.65%

Average Basket Return:	(46.00% × 15.00%) + (23.00% × 20.00%) + (19.00% × 15.00%) + (12.00% × 15.00%) =
6.90% + 4.60% + 2.85% + 1.80% = 16.15%

Given that the Final Index Return is less than -25.00%, the payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Final Basket Return + Buffer Percentage) × Downside Leverage Factor] + [$1,000 × (Average Basket Return × Upside Leverage Factor)]

$1,000 + [$1,000 × (-28.65% + 25.00%) × 1.3333] + [$1,000 × (16.15% × 1.85)] = $1,250.11

As such, although the Final Basket Return is less than -25.00%, because the Average Basket Return is 16.15%, a Final Basket Return of -28.65% results in a payment at maturity of $1,250.11, a 25.01% return on the Notes. In this case, the impact of the positive Average Basket Return offsets the negative Final Basket Return, resulting in a positive return on the Notes.

PPS-6

Example 4 – Calculation of the Payment at Maturity where the Final Index Return is less than -25.00% (and the Average Basket Return is positive but not sufficient to offset the negative Final Basket Return)

Basket Component	Initial Basket Component Value	Final Basket Component Value	Average Basket Component Value	Basket Component Weight	Final Basket Component Return	Average Basket Component Return
MSCI EAFE ETF	100.00	20.00	105.00	46.00%	-80.00%	5.00%
MDY ETF	100.00	20.00	110.00	23.00%	-80.00%	10.00%
Russell 2000 ETF	100.00	25.00	115.00	19.00%	-75.00%	15.00%
MSCI EM ETF	100.00	40.00	105.00	12.00%	-60.00%	5.00%

Final Basket Return:	(46.00% × -80.00%) + (23.00% × -80.00%) + (19.00% × -75.00%) + (12.00% × -60.00%) =
-36.80 + -18.40 + -14.25% + -7.20% = -76.65%

Average Basket Return:	(46.00% × 5.00%) + (23.00% × 10.00%) + (19.00% × 15.00%) + (12.00% × 5.00%) =
2.30% + 2.30% + 2.85% + 0.60% = 8.05%

Given that the Final Index Return is less than -25.00%, the payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Final Basket Return + Buffer Percentage) × Downside Leverage Factor] + [$1,000 × (Average Basket Return × Upside Leverage Factor)]

$1,000 + [$1,000 × (-76.65% + 25.00%) × 1.3333] + [$1,000 × (8.05% × 1.85)] = $460.28

As such, when the Final Basket Return is less than -25.00%, although the Average Basket Return is 8.05%, a Final Basket Return of -76.65% results in a payment at maturity of $460.28, a -53.97% return on the Notes. In this case, the impact of the positive Average Basket Return does not offset the negative Final Basket Return, resulting in a negative return on the Notes and a loss of principal at maturity.

Example 5 – Calculation of the Payment at Maturity where the Final Basket Return is less than -25.00% (and the Average Basket Return is zero)

Basket Component	Initial Basket Component Value	Final Basket Component Value	Average Basket Component Value	Basket Component Weight	Final Basket Component Return	Average Basket Component Return
MSCI EAFE ETF	100.00	20.00	95.00	46.00%	-80.00%	-5.00%
MDY ETF	100.00	20.00	90.00	23.00%	-80.00%	-10.00%
Russell 2000 ETF	100.00	25.00	85.00	19.00%	-75.00%	-15.00%
MSCI EM ETF	100.00	40.00	95.00	12.00%	-60.00%	-5.00%

Final Basket Return:	(46.00% × -80.00%) + (23.00% × -80.00%) + (19.00% × -75.00%) + (12.00% × -60.00%) =
-36.80 + -18.40 + -14.25% + -7.20% = -76.65%

Average Basket Return:	(46.00% × -5.00%) + (23.00% × -10.00%) + (19.00% × -15.00%) + (12.00% × -5.00%) =
-2.30% + -2.30% + -2.85% + -0.60% = -8.05%, however, the minimum Average Basket Return is 0.00%

Given that the Final Index Return is less than -25.00%, the payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Final Index Return + Buffer Percentage) × Downside Leverage Factor] + [$1,000 × (Average Index Return × Upside Leverage Factor)]

$1,000 + [$1,000 × (-76.65% + 25.00%) × 1.3333] + [$1,000 × (0.00% × 1.85)] = $311.35

As such, a Final Basket Return of -76.65% and an Average Basket Return of 0.00% results in a payment at maturity of $311.35, a -68.86% return on the Notes. In this scenario, the Average Basket Return does not provide any offset of the negative Final Basket Return, resulting in a negative return on the Notes and a more significant loss of principal at maturity than if there had been a positive Average Basket Return.

PPS-7

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events—The Observation Dates, the Final Valuation Date and the Maturity Date are subject to postponement in the event of a market disruption event with respect to any Basket Component. If the Calculation Agent determines that on any Observation Date or the Final Valuation Date, a market disruption event occurs or is continuing with respect to any Basket Component, the Observation Date or Final Valuation Date will be postponed. If such postponement occurs, the Closing Prices of the Basket Components shall be determined using the Closing Price of the Basket Components on the first following Trading Day on which no market disruption event occurs or is continuing with respect to any Basket Component. In no event, however, will an Observation Date or the Final Valuation Date be postponed by more than five scheduled Trading Days. If the Calculation Agent determines that a market disruption event occurs or is continuing with respect to any Basket Component on such fifth Day, the Calculation Agent will determine the Closing Price of any Basket Component unaffected by such market disruption event using the Closing Price of such Basket Component on such fifth day, and will make an estimate of the Closing Price of any Basket Component affected by such market disruption event that would have prevailed on such fifth day in the absence of the market disruption event. In the event that the Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed. For a description of what constitutes a market disruption event with respect to each of the ETFs, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”.

•	Adjustments to the Basket and the Notes— For a description of adjustments that may affect the Basket or one or more of the Basket Components, see the following sections of the prospectus supplement:

•	For a description of adjustments that may affect the ETFs, see “Reference Assets—Exchange-Traded Funds— Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•	For a description of further adjustments that may affect the Notes, please see “Reference Assets—Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as described under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Basket. Subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETFs that is subject to the constructive ownership rules of Section 1260 of the Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of each ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because the Notes have a return profile that differs substantially from the return profile of the Basket, we believe it would be reasonable to conclude that Section 1260 of the Code does not apply to your Notes. Moreover because, in general, the maturity payment of the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETFs and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETFs, we believe that it would alternatively be reasonable to conclude that the Excess Gain Amount should in any case be equal to zero. However, there can be no assurance that the Internal Revenue Service will agree with the conclusion that Section 1260 does not apply to

PPS-8

your Notes or alternatively that the Excess Gain Amount should be equal to zero. We note in this regard that the return on the Notes could substantially exceed the return on the underlying ETFs as a result of both (i) the Upside Leverage Factor and (ii) any excess of the Average Basket Return over the Final Basket Return. In such a case, the Internal Revenue Service could assert that the Excess Gain Amount is greater than zero and that the constructive ownership rules apply to such Excess Gain Amount. In addition, the Excess Gain Amount could be greater than zero if you purchase your Notes for an amount that is less than the principal amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of any ETF. Furthermore, if another exchange traded fund is substituted for any ETF, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the ETF and sold the ETF to purchase its substitute. You should be aware that, if the Notes are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Notes (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket or any of the Basket Components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level; and

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

PPS-9

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Buffer Percentage. If the Final Basket Return is less than -25.00% and the Average Basket Return multiplied by the Upside Leverage Factor does not offset the product of the Downside Leverage Factor multiplied by the sum of the Final Basket Return and the Buffer Percentage of 25.00%, you may lose up to 100% of the principal amount of your Notes. Additionally, unless the Average Basket Return is positive, investors will lose 1.3333% of their principal amount for each 1.00% that the Final Basket Return is less than -25.00%.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement

•	The Return on the Notes Will Be Affected by the Average Basket Return—If the Final Basket Return is greater than or equal to -25.00%, the return on the Notes will equal the Average Basket Return multiplied by the Upside Leverage Factor. Because the Average Basket Return will be calculated based on the Average Basket Component Value of each Basket Component, which is based on the arithmetic average of the Closing Price of that Basket Component on each of the 16 quarterly Observation Dates, and the Average Basket Component Value of a Basket Component may be less than its Final Basket Component Value (i.e., the Closing Price of the Basket Component on the Final Valuation Date), the return on the Notes may be less than what it would be if the payment on the Notes were based solely on the performance of each Basket Component from its Initial Basket Component Value to its Final Basket Component Value. This difference could be particularly large if there is a significant increase in the Closing Price of a Basket Component during the latter portion of the term of the Notes. Similarly, if the Final Basket Return is less than -25.00%, the Average Basket Return may be zero, or may not be sufficiently greater than zero to offset the negative Final Basket Return. Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the Closing Price of each of the Basket Components on any previous Observation Dates, in that those prices will impact the amount payable at maturity.

•	The Payment at Maturity Will Not Be Affected by the Price of Any of the Basket Components At Any Time Other than the Closing Price on the Observation Dates, Including the Final Valuation Date—Changes in the prices of the Basket Components during the term of the Notes other than on the Observation Dates (including the Final Valuation Date) will not be reflected in the calculation of the payment at maturity. The Calculation Agent will calculate the amount payable to you at maturity by only considering the Final Basket Return or the Average Basket Return, as applicable, which is tied to the Closing Prices of the Basket Components on the Final Valuation Date or the 16 Observation Dates, respectively. The price of the Basket Components at all other times during the term of the Notes will not be taken into account. As a result, you may receive less than the principal amount of the Notes, even if the price of the Basket Components has increased at certain times during the term of the Notes before decreasing to a price below the respective Initial Basket Component Value on the various Observation Dates or Final Valuation Date.

•	Adjustments to the ETFs (Including the Underlying Indices Tracked by the ETFs) Could Adversely Affect the Value of the Notes—Those responsible for calculating and maintaining the ETFs or the underlying indices tracked by the ETFs can add, delete or substitute the components of the ETFs (or the underlying indices tracked by the ETFs), or make other methodological changes that could change the value of the ETFs (or the underlying indices tracked by the ETFs). In addition, the publisher of an underlying index may discontinue or suspend calculation or publication of such index or any of the ETFs may be delisted from their relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Basket Components and, consequently, the value of the Notes.

•	The Basket Components are Not Equally Weighted and the Weighted Performance of the Basket Components May Offset Each Other; The Performance of the Basket Will Depend Significantly on the Performance of the MSCI EAFE ETF—Because the Basket Components are not equally weighted, the same percentage change in two or more of the Basket Components may have different effects on the Final Basket Return and the Average Basket Return. For example, because the Basket Component weighting for the MSCI EAFE ETF is considerably greater than the Basket Component weighting of any of the other Basket Components, any decrease in the value of the MSCI EAFE ETF will have a significantly greater effect on the performance of the Basket than a comparable percentage increase in value of any of the other Basket Components. Therefore, in calculating the Final Basket Return and the Average Basket Return, increases in the price of one or more of the lesser weighted Basket Components may be moderated or wholly offset by lesser increases or declines in the price of one or more of the other more highly weighted Basket Components.

Because the MSCI EAFE ETF alone makes up nearly 50% of the Basket, you should expect generally that the market value of your Notes and your payment at maturity will depend significantly on the performance of the MSCI EAFE ETF during the term of the Notes.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest Payments—As a holder of the Notes, you will not receive periodic interest payments as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on a conventional fixed-rate or floating-rate debt security of the issuer of comparable maturity. Thus, the Notes are not a suitable investment for investors who require fixed income payments.

PPS-10

•	Holding the Notes is not the Same as Owning Directly the Basket Components, or the Underlying Constituents of the Basket Components; No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly the Basket Components or the underlying constituents/components of the Basket Components. The return on your Notes will not reflect the return you would realize if you actually purchased the Basket Components or the underlying constituents/components of the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components or stocks comprising any of the Basket Components, would have.

•	Historical Performance of the Basket or the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components or the Basket Components Over the Term of the Notes—The historical performance of the Basket or the Basket Components is not an indication of the future performance of the Basket or the Basket Components over the term of the Notes. Therefore, the performance of the Basket or the Basket Components over the term of the Notes may bear no relation or resemblance to the historical performance of the Basket or the Basket Components.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions (see “Many Economic and Market Factors Will Impact the Value of the Notes” below), and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

PPS-11

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Conflicts of Interest—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Basket Components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Basket Components;

•	interest and yield rates in the market generally;

•	the supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-12

Selected Risk Considerations Related to the Basket Components

The Closing Prices of the Basket Components can rise or fall sharply due to factors specific to each such Basket Component and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. There are specific risks associated with each of these Basket Components and the most significant of these risks are highlighted in the risk factors below:

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the ETFs and the Value of the Notes—The value of the ETFs are subject to:

•	Management risk. This is the risk that the respective investment strategies for the ETFs, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the ETFs are not “actively” managed, they generally do not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the ETFs could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

•	Derivatives risk. ETFs may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETFs invested only in conventional securities.

•	Exchange-Traded Funds May Underperform Their Respective Underlying Assets/Indices—The performance of the ETFs may not replicate the performance of, and may underperform, their respective underlying indices. ETFs will reflect transaction costs and fees that will reduce their relative performances. Moreover, it is also possible that the ETFs may not fully replicate or may, in certain circumstances, diverge significantly from the performance of their respective underlying indices. Because the return on your Notes is linked to the weighted performance of the ETFs and not their underlying indices, the return on your Notes may be less than that of an alternative investment linked directly to the underlying indices of the ETFs or the stocks comprising such underlying indices.

•	Certain Consideration Related to ETFs that Invest In, or Whose Underlying Constituents Are, Non- U.S. Securities that Trade in Non-U.S. Markets—Some or all of the equity securities that are held by the MSCI EAFE ETF, the most highly-weighted Basket Component, and the MSCI EM ETF are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to these ETFs, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of these ETFs will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•	Certain Consideration Related to ETFs that Invest In, or Whose Underlying Constituents Are, Non- U.S. Securities that Trade in Emerging Markets—Because the MSCI EM ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•	Certain Considerations Related to ETFs Whose Underlying Constituents Are Traded and Quoted in Foreign Currencies on Non- U.S. Securities Markets; Currency Exchange Rate Risk—The prices of some or all of the securities composing the MSCI EAFE ETF and MSCI EM ETF are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks underlying these ETFs are denominated. Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which the securities underlying these ETFs are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•	Certain Considerations Related to ETFs Whose Underlying Constituents are Small and Mid Capitalization Stocks—The Russell 2000 ETF tracks the performance of the Russell 2000 Index which is intended to provide a benchmark for the performance of the small capitalization segment of the U.S. equity market. The MDY ETF tracks the performance of the S&P MidCap 400 Index which is designed to track the performance of the mid-capitalization segment of the U.S. equity market. The stock prices of small and mid-sized companies may be more volatile than stock prices of large capitalization companies. Small and mid-capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small and mid-capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

PPS-13

INFORMATION REGARDING THE BASKET AND THE BASKET COMPONENTS

Overview of the Basket

The Basket is designed to allow investors to participate in the unequally weighted percentage changes in the Closing Prices of the Basket Components over the term of the Notes. The Basket is composed of (i) one exchange-traded fund that tracks the small capitalization U.S. equity markets; (ii) one exchange-traded fund that tracks the mid-capitalization U.S. equity markets (ii) one exchange-traded fund that tracks developed market equities in Europe, Australia, Asia and the Far East and (iii) one exchange-traded fund that tracks large and mid-capitalization equities in foreign emerging markets. The MSCI EAFE ETF, which tracks the performance of developed market equities in Europe, Australia, Asia and the Far East, comprises nearly 50% of the weight of the Basket and, accordingly, the performance of developed market equities in Europe, Australia, Asia and the Far East will have the greatest impact on the performance of the Basket. The Basket Components are more fully described below under “Information about the Basket Components”. For more information on the calculation of how the payment at maturity is computed, please see section entitled “Hypothetical Amounts Payable at Maturity” above.

Hypothetical Historical Performance of the Basket

While actual historical information on the Basket will not exist before the date the Notes are initially priced for sale to the public (referred to as the “Initial Valuation Date”), the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2008 through April 10, 2014. The graph is based upon actual historical levels of the Basket Components assuming (i) each Basket Component was set to equal 100 on January 1, 2008; and (ii) each of the Basket Components are weighted as set out on the first page. The actual Initial Basket Component Value for each Basket Component will be set on the Initial Valuation Date and will be different from those used in the graph, but the Basket Component weightings will remain the same. The graph illustrates the effect of the offset and/or correlation among the Basket Components during such period. Further, as a comparative reference, we have provided the performance of the MSCI EAFE ETF, the most highly weighted Basket Component, for the same period, normalized with an initial value of 100 as of January 1, 2008 (labeled “EAFE UP Equity”).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Information about the Basket Components

We have derived all information contained in this preliminary pricing supplement regarding the Basket Components from the publicly available documents referenced in each section. In connection with the offering of the Notes, neither Barclays Bank PLC nor any of its affiliates has participated in the preparation of such documents or made any due diligence inquiry with respect to the Basket Components. Neither we nor our affiliates have independently verified that the publicly available documents or any other publicly available information regarding the Basket Components are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the following paragraphs) that would affect the value of the Basket Components (and therefore the value of the Basket Components at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Basket Components could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Basket Components as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Basket Components.

You should not assume that the information included in this preliminary pricing supplement is accurate as of any date other than the date noted and in no case as of any date subsequent to the date on the front cover of this preliminary pricing supplement.

Defined terms used in any section below shall apply solely to such section.

PPS-14

Description of the iShares® MSCI EAFE ETF

We have derived all information contained in this preliminary pricing supplement regarding the iShares® MSCI EAFE ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the iShares® MSCI EAFE ETF’s prospectus dated December 30, 2013 and other publicly available information. Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”). The iShares® MSCI EAFE ETF is an investment portfolio maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the iShares® MSCI EAFE ETF. The iShares® MSCI EAFE ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EFA”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the iShares® MSCI EAFE ETF, please see the prospectus. In addition, information about iShares® and iShares® MSCI EAFE ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about either ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective and Strategy

The iShares® MSCI EAFE ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in developed European, Australasian and Far Eastern markets, as measured by the MCSI EAFE Index (the “Underlying Index”). The Underlying Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets. For additional information about the Underlying Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of April 9, 2014, the iShares® MSCI EAFE ETF’s top holdings by country were the United Kingdom (20.57%), Japan (18.94%), France (9.82%), Switzerland (9.71%), Germany (9.31%), Australia (7.94%), Spain (3.61%), Sweden (3.27%), the Netherlands (3.20%) and Hong Kong (2.62%). As of April 9, 2014, the ETF’s top holdings by sector were Financials (25.58%), Industrials (12.86%), Consumer Discretionary (11.60%), Consumer Staples (11.02%), Health Care (10.15%), Materials (8.18%), Energy (6.94%), Telecommunications (4.83%), Information Technology (4.41%) and Utilities (3.69%).

The iShares® MSCI EAFE ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the Underlying Index. The iShares® MSCI EAFE ETF generally invests at least 90% of its assets in securities of the Underlying Index and depository receipts representing securities of the Underlying Index. In addition, the iShares® MSCI EAFE ETF may invest up to 10% of its assets in securities not included in the Underlying Index but which BlackRock believes will help the iShares® MSCI EAFE ETF track the Underlying Index and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BlackRock.

Representative Sampling

The iShares® MSCI EAFE ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The iShares® MSCI EAFE ETF invests in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the iShares® MSCI EAFE ETF is an actual investment portfolio. The performance of the iShares® MSCI EAFE ETF and the Underlying Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the iShares® MSCI EAFE ETF’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the iShares® MSCI EAFE ETF but not to the Undelrying Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the iShares® MSCI EAFE ETF’s portfolio and that

PPS-15

of the Underlying Index. The iShares® MSCI EAFE ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The iShares® MSCI EAFE ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Information Regarding the iShares® MSCI EAFE ETF

We obtained the historical trading price information in the table and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the iShares® MSCI EAFE ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the iShares® MSCI EAFE ETF on any Trading Day. We cannot give you assurance that the performance of the iShares® MSCI EAFE ETF will result in the return of any of your initial investment.

The following table sets forth the high and low Closing Prices of the iShares® MSCI EAFE ETF, as well as end-of-quarter Closing Prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	78.35	68.31	71.90
June 30, 2008	78.52	68.10	68.70
September 30, 2008	68.04	53.08	56.30
December 31, 2008	55.88	35.71	44.87
March 31, 2009	45.44	31.69	37.59
June 30, 2009	49.04	38.57	45.81
September 30, 2009	55.81	43.91	54.70
December 31, 2009	57.28	52.66	55.30
March 31, 2010	57.96	50.45	56.00
June 30, 2010	58.03	46.29	46.51
September 30, 2010	55.42	47.09	54.92
December 31, 2010	59.46	54.25	58.23
March 31, 2011	61.91	55.31	60.09
June 30, 2011	63.87	57.10	60.14
September 30, 2011	60.80	46.66	47.75
December 31, 2011	55.57	46.45	49.53
March 31, 2012	55.80	49.15	54.90
June 30, 2012	55.51	46.55	49.96
September 30, 2012	55.15	47.62	53.00
December 31, 2012	56.88	51.96	56.82
March 31, 2013	59.89	56.90	58.98
June 30, 2013	63.53	57.03	57.38
September 30, 2013	65.05	57.55	63.79
December 31, 2013	67.06	62.71	67.06
March 31, 2014	68.03	62.31	67.17
April 8, 2014*	67.76	67.00	67.00

*	For the period starting April 1, 2014 and ending April 8, 2014

PPS-16

The following graph sets forth the historical performance of iShares® MSCI EAFE ETF the based daily prices from January 1, 2008 through April 8, 2014. The Closing Price of one share of the iShares® MSCI EAFE ETF on April 8, 2014 was $67.00.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Description of the SPDR® S&P MIDCAP 400® ETF Trust

We have derived all information contained in this preliminary pricing supplement regarding the SPDR® S&P MIDCAP 400® ETF Trust (the “Trust”), including, without limitation, its make-up, method of calculation and changes in its components, from the Trust’s prospectus dated January 23, 2014 and other publicly available information. We have not independently verified such information. Such information reflects the polices of, and is subject to change by, State Street Bank and Trust Company, as trustee of the Trust (“SSBTC”), and PDR Services LLC, as sponsor of the Trust (“PDRS”). The Trust is a unit investment trust that issues securities called “Trust Units” or “Units”. The Trust is an exchange–traded fund that trades on the NYSE Arca under the ticker symbol “MDY.”

The Trust is an investment company registered under the Investment Company Act of 1940, as amended. Trust Units represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of S&P MidCap® 400 Index. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust, SSBTC and PDRS, please see the Trust’s prospectus. In addition, information about the Trust, SSBTC and PDRS may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Trust website at http://www.statestreetspdrs.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Trust, specifically, or SSBTC and PDRS, in general; any information contained on the Trust website; or of any other publicly available information about the Trust, SSBTC and PDRS. Information contained on the Trust’s website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective

The Trust’s objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400 Index (the “Underlying Index”). For information regarding the Underlying Index, see “The S&P MidCap 400 Index “ below. The Trust holds stocks and cash and is not actively managed by traditional methods, which typically involve effecting changes in the holding of stocks and cash on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of the stocks held by the Trust and the component stocks of the Underlying Index, which we refer to as the “Index Securities”, SSBTC adjusts the holdings of the Trust from time to time to conform to periodic changes in the identity and/or relative weightings of the Index Securities. SSBTC aggregates certain of these adjustment and makes change to the holding of the Trust at least monthly or more frequently in the case of significant changes to the Underlying Index. Any change in the identity or weightings of an Index Security will result in a corresponding adjustment to the prescribed holdings of the Trust effective on any day that the New York Stock Exchange is open for business following the day on which the change to the Underlying Index takes effect after the close of the market.

The value of Trust Units fluctuates in relation to changes in the value of the holdings of the Trust. The market price of each individual Trust Unit may not be identical to the net asset value of such Trust Unit.

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The Trust may not be able to replicate exactly the performance of the Underlying Index because the total return generated by the Trust’s portfolio of stocks and cash is reduced by the expenses of the Trust and transaction costs incurred in adjusting the actual balance of the Trust’s portfolio. In addition, it is possible that the Trust may not always fully replicate the performance of the Underlying Index due to the unavailability of certain Index Securities in the secondary market or due to other extraordinary circumstances.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the Trust, SSBTC or PDRS. None of the Trust, SSBTC or PDRS makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. None of the Trust, SSBTC or PDRS has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The S&P MidCap 400 Index

All information regarding the S&P MidCap 400 Index set forth in this preliminary pricing supplement reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The S&P MidCap 400 Index is calculated, maintained and published by S&P Dow Jones Indices LLC. The S&P MidCap 400 Index is reported by Bloomberg under the ticker symbol “MID <Index>”.

The S&P MidCap 400 Index is float-adjusted index that is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and represents approximately 7% of the U.S. equities market. The S&P MidCap 400 Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from $1 billion to $4.4 billion. The calculation of the level of the S&P MidCap 400 Index is based on the relative value of the common stocks of 400 similar companies on the base date of June 28, 1991.

The index sponsor of the S&P MidCap 400 Index chooses companies for inclusion with the aim of achieving a distribution by broad industry groupings that approximate the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equities market. Relevant criteria employed by the index sponsor includes the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.

For a description of the methodology used for the calculation and maintenance of the S&P MidCap 400 Index, including a description of the “investable weight factor” that is utilized to calculate the level of the S&P MidCap 400 Index on a “float-adjusted” basis, please see the description of the S&P 500 Index, which is also applicable to the S&P MidCap 400 Index, under “Non-Proprietary Indices—Equity Indices—S&P 500® Index” in the accompanying index supplement.

Historical Information Regarding the SPDR® S&P MIDCAP 400® ETF Trust

We obtained the historical trading price in the table and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the SPDR® S&P MIDCAP 400® ETF Trust should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the SPDR® S&P MIDCAP 400® ETF Trust on any Trading Day. We cannot give you assurance that the performance of the SPDR® S&P MIDCAP 400® ETF Trust will result in the return of any of your initial investment.

PPS-18

The following table sets forth the high and low Closing Prices of the SPDR® S&P MIDCAP 400® ETF Trust, as well as end-of-quarter Closing Prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	154.18	135.77	141.27
June 30, 2008	163.31	145.13	148.76
September 30, 2008	149.99	127.11	131.83
December 31, 2008	131.03	76.20	97.18
March 31, 2009	101.54	73.63	88.65
June 30, 2009	109.15	89.82	105.31
September 30, 2009	128.56	99.39	125.28
December 31, 2009	134.20	119.54	131.76
March 31, 2010	145.22	125.76	143.16
June 30, 2010	154.03	129.16	129.16
September 30, 2010	145.59	126.93	145.59
December 31, 2010	165.71	144.46	164.68
March 31, 2011	179.55	165.05	179.55
June 30, 2011	184.61	169.01	177.40
September 30, 2011	183.58	140.96	142.13
December 31, 2011	166.06	135.39	159.54
March 31, 2012	182.84	160.84	180.67
June 30, 2012	182.28	162.51	171.30
September 30, 2012	187.35	166.37	179.92
December 31, 2012	188.05	172.52	185.71
March 31, 2013	209.72	190.72	209.72
June 30, 2013	221.19	201.00	210.38
September 30, 2013	229.36	212.91	226.33
December 31, 2013	244.20	222.40	244.20
March 31, 2014	253.00	230.30	250.57
April 8, 2014*	253.63	244.33	245.76

*	For the period starting April 1, 2014 and ending April 8, 2014

The following graph sets forth the historical performance of SPDR® S&P MIDCAP 400® ETF Trust the based on daily Closing Prices from January 1, 2008 through April 8, 2014. The Closing Price of the SPDR® S&P MIDCAP 400® ETF Trust on April 8, 2014 was $245.76.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Description of the iShares® Russell 2000 ETF

We have derived all information contained in this preliminary pricing supplement regarding the iShares® Russell 2000 ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the iShares® Russell 2000 ETF’s prospectus dated August 1, 2013 and other publicly available information. Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”). The iShares® Russell 2000 ETF is an investment portfolio maintained and managed by iShares® Trust. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to iShares® Russell 2000 ETF. The iShares® Russell 2000 ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IWM”.

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iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the iShares® Russell 2000 ETF. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA and the iShares® Russell 2000 ETF, please see the prospectus for the iShares® Russell 2000 ETF. In addition, information about iShares® and iShares® Russell 2000 ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about either ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Investment Objective and Strategy

The iShares® Russell 2000 ETF seeks to track the investment results, before fees and expense of the iShares® Russell 2000 ETF, of the Russell 2000 Index (the “Underlying Index”) which measures the performance of the small-capitalization sector of the U.S. equity market. The Underlying Index includes issuers representing approximately 9% of the total market capitalization of all publicly-traded U.S. equity securities. The Underlying Index is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 small issuers in the Russell 3000 Index. For additional information about the Russell 2000 Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—Russell 2000 Index” in the accompanying index supplement.

As of April 9, 2014, the iShares® Russell 2000 ETF’s top holdings by by sector were Financials (24.09%), Produce Durables (14.33%), Technology (14.12%), Consumer Discretionary (13.51%), Health Care (13.43%), Materials (7.21%), Energy (5.73%), Utilities (4.06%) and Consumer Staples (3.31%).

The iShares® Russell 2000 ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the Underlying Index. The iShares® Russell 2000 ETF generally invests at least 90% of its assets in securities of the Underlying Index and depository receipts representing securities of the Underlying Index. iShares® Russell 2000 ETF may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the Underlying Index, but which BFA believes will help the iShares® Russell 2000 ETF track the Underlying Index.

Representative Sampling

The iShares® Russell 2000 ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The iShares® Russell 2000 ETF invests in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the iShares® Russell 2000 ETF is an actual investment portfolio. The performance of the iShares® Russell 2000 ETF and the Underlying Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the iShares® Russell 2000 ETF’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the iShares® Russell 2000 ETF but not to the Underlying Index or the use of representative sampling. “Tracking error” is the difference between the performance (return) of the iShares® Russell 2000 ETF’s portfolio and that of the Underlying Index. The iShares® Russell 2000 ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

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Industry Concentration Policy

The iShares® Russell 2000 ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Information Regarding the iShares® Russell 2000 ETF

We obtained the historical trading price information in the table and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the iShares® Russell 2000 ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the iShares® Russell 2000 ETF on any Trading Day. We cannot give you assurance that the performance of the iShares® Russell 2000 ETF will result in the return of any of your initial investment.

The following table sets forth the high and low Closing Prices of the iShares® Russell 2000 ETF, as well as end-of-quarter Closing Prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	75.12	64.30	68.51
June 30, 2008	76.17	68.47	69.03
September 30, 2008	75.20	65.50	68.39
December 31, 2008	67.02	38.58	49.27
March 31, 2009	51.27	34.36	41.94
June 30, 2009	53.19	42.82	50.96
September 30, 2009	62.02	47.87	60.23
December 31, 2009	63.36	56.22	62.26
March 31, 2010	69.25	58.68	67.81
June 30, 2010	74.14	61.08	61.08
September 30, 2010	67.67	59.04	67.47
December 31, 2010	79.22	66.94	78.23
March 31, 2011	84.17	77.18	84.17
June 30, 2011	86.37	77.77	82.80
September 30, 2011	85.65	64.25	64.25
December 31, 2011	76.45	60.97	73.69
March 31, 2012	84.41	74.56	82.85
June 30, 2012	83.79	73.64	79.65
September 30, 2012	86.40	76.68	83.46
December 31, 2012	84.69	76.88	84.29
March 31, 2013	94.80	86.65	94.26
June 30, 2013	99.51	89.58	97.16
September 30, 2013	107.10	98.08	106.62
December 31, 2013	115.31	103.67	115.31
March 31, 2014	119.83	108.64	116.34
April 8, 2014*	118.39	112.78	113.61

*	For the period starting April 1, 2014 and ending April 8, 2014

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The following graph sets forth the historical performance of iShares® Russell 2000 ETF the based daily prices from January 1, 2008 through April 8, 2014. The Closing Price of one share of the iShares® Russell 2000 ETF on April 8, 2014 was $113.61.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Description of the iShares® MSCI Emerging Markets ETF

Investment Objective and Strategy

The iShares® MSCI Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets ETF holds equity securities traded primarily in the global emerging markets. The MSCI Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the MSCI Emerging Markets Index, specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of April 10, 2014, the iShares® MSCI Emerging Markets ETF’s top holdings by country were China (18.22%), South Korea (15.86%), Taiwan (11.79%), Brazil (11.05%), South Africa (7.77%), India (6.55%), Russia (5.01%), Mexico (4.97%), Malaysia (3.82%), and Indonesia (2.61%). As of April 10, 2014, the iShares® MSCI Emerging Markets ETF’s top holdings by sector were Financials (26.48%), Information Technology (16.65%), Energy (10.71%), Materials (9.35%), Consumer Discretionary (9.15%), Consumer Staples (8.51%), Telecommunications (6.87%), Industrials (6.50%), Utilities (3.47%), and Health Care (1.67%).

The iShares® MSCI Emerging Markets ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI Emerging Markets Index (the “Underlying Index”). The iShares® MSCI Emerging Markets ETF generally invests at least 90% of its assets in securities of the Underlying Index and depository receipts representing securities in the Underlying Index. In addition, the iShares® MSCI Emerging Markets ETF may invest up to 10% of its assets in other securities, including securities not in the Underlying Index, but which BFA believes will help the iShares® MSCI Emerging Markets ETF track the Underlying Index, futures contracts, options on futures contracts, other types of options and swaps related to the Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The iShares® MSCI Emerging Markets ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the Undelrying Index, and generally does not hold all of the equity securities included in the Underlying Index. The iShares® MSCI Emerging Markets ETF invests in a representative sample of securities that collectively has an investment profile similar to the Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index.

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Correlation

The Underlying Index is a theoretical financial calculation, while the iShares® MSCI Emerging Markets ETF is an actual investment portfolio. The performance of the iShares® MSCI Emerging Markets ETF and the Underlying Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the iShares® MSCI Emerging Markets ETF’s portfolio and the Undelrying Index resulting from legal restrictions (such as diversification requirements) that apply to the IShares® MSCI Emerging Markets ETF but not to the Underlying Index or the use of representative sampling. A figure of 100% would indicate perfect correlation. “Tracking error” is the difference between the performance (return) of the iShares® MSCI Emerging Markets ETF’s portfolio and the Undelrying Index. BFA expects that, over time, the iShares® MSCI Emerging Markets ETF’s tracking error will not exceed 5%. The iShares® MSCI Emerging Markets ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the Undelrying Index.

Industry Concentration Policy

The iShares® MSCI Emerging Markets ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Undelrying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Information Regarding the iShares® MSCI Emerging Markets ETF

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the iShares® MSCI Emerging Markets ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the iShares® MSCI Emerging Markets ETF on any Trading day. We cannot give you assurance that the performance of the iShares® MSCI Emerging Markets ETF will result in the return of any of your initial investment.

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The following table sets forth the high and low Closing Prices of the iShares® MSCI Emerging Markets ETF, as well as end-of-quarter Closing Prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	50.37	42.17	44.79
June 30, 2008	51.70	44.43	45.19
September 30, 2008	44.43	31.33	34.53
December 31, 2008	33.90	18.22	24.97
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	25.65	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.50
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.59	44.77
December 31, 2010	48.58	44.77	47.62
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	34.95	35.07
December 31, 2011	42.80	34.36	37.94
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
April 8, 2014*	41.96	41.29	41.96

*	For the period starting April 1, 2014 and ending April 8, 2014

The following graph sets forth the historical performance of iShares® MSCI Emerging Markets ETF the based daily prices from January 1, 2008 through April 8, 2014. The Closing Price of the iShares® MSCI Emerging Markets ETF on April 8, 2014 was $41.96.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related preliminary pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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ADDITIONAL INFORMATION

If the Reference Asset is (a) a security or other financial instrument admitted to trading on a trading venue in the European Union (other than a security or other financial instrument whose principal trading venue is located outside the European Union), (b) a derivative relating to such a security or financial instrument (or to the issuer of such a security or financial instrument) or (c) a debt instrument issued by the European Union or any of its member states or any sovereign issuer that is an instrumentality or political sub-division of the European Union or any of its member states, or any derivative relating thereto (any of (a), (b) or (c) being a “European Financial Instrument”), or if the Reference Asset is an index, basket of securities or interest in an exchange traded fund or similar entity which includes one or more European Financial Instruments, then as a holder of the Notes, you may be deemed to have an indirect interest in those underlying European Financial Instruments for purposes of EU Regulation No 26/2012 of 14 March 2012 on short selling and certain aspects of credit default swaps (the “EU Short Selling Regulation”). Subject to certain exceptions, the EU Short Selling Regulation prohibits investors, wherever located, from directly or indirectly making uncovered short sales of European Financial Instruments or European sovereign credit default swaps. The EU Short Selling Regulation also requires investors, wherever located, who hold directly or indirectly a net short position in European Financial Instruments to comply with certain notification and disclosure obligations depending on the size of their net short position. You should consult with your own legal advisers regarding any investment in the Notes, as you may need to consider your investment in the Notes for purposes of compliance with the EU Short Selling Regulation.

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